EXHIBIT 10.1

SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT (the “Agreement”) is made as of this 12th day of February, 2013 (“Effective Date”), between HERON LAKE BIOENERGY,  LLC, a Minnesota limited liability company (“HLBE”) and AGSTAR FINANCIAL SERVICES, PCA, an United States instrumentality (“AgStar”).

RECITALS

A.                                    HLBE is indebted to AgStar under an Amended and Restated Term Note dated September 1, 2011, in the principal amount of $40,000,000.00 (“Note 1”), and an Amended and Restated Term Revolving Note dated September 1, 2011, in the principal amount of $8,008,689.00 (“Note 2,” and together with Note 1, the “Notes”).  The loans extended to HLBE and evidenced by the Notes are referred to herein collectively as the “Loans.”

B.                                    HLBE’s obligations to AgStar are further evidenced by the Fifth Amended and Restated Master Loan Agreement dated to be effective as of September 1, 2011, (the “MLA”).

C.                                    The Loans were made by AgStar to HLBE for the purpose of constructing and operating an ethanol production facility in or near Heron Lake, Minnesota (the “Project”).

D.                                    As collateral for the Notes, HLBE has granted to AgStar (among other things):

(i)                                     a Mortgage, Security Agreement and Assignment of Rents and Leases dated September 29, 2005 and recorded in the Office of the County Recorder of Jackson County on September 30, 2005, as Instrument No. 244879; as amended and restated by that certain Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated November 20, 2006 and recorded in the Office of the County Recorder of Jackson County on December 6, 2006 as Instrument No. 248498; and further amended by that certain Second Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated December 27, 2006 and recorded in the Office of the County Recorder of Jackson County on December 27, 2006 as Instrument No. 248658; and further amended by that certain Third Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated May 18, 2007 and recorded in the Office of the County Recorder of Jackson County on June 4, 2007 as Instrument No. A 250019; and further amended by that certain Fourth Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated September 1, 2011, recorded in the Office of the County Recorder of Jackson County on September 8, 2011 as Document No. A262710; and further amended by that certain Fifth Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated September 20, 2011, recorded in the Office of the County Recorder of Jackson County on September         , 2011 as Document No.                               , (collectively, the “Mortgage”) under

which AgStar has a lien in certain real property in Jackson County, Minnesota, as further described in the Mortgage (the “Real Property”);

(ii)                                  security interests in all of the assets of HLBE, including without limitation, inventory, chattel paper, accounts, equipment, general intangibles, deposit accounts, and commodity accounts, (collectively, the “Collateral”) pursuant to the provisions of a Security Agreement dated September 29, 2005 (the “Security Agreement”);

(iii)                               collateral assignments of all material contracts related to the Project, including, without limitation, construction agreements, ethanol and distillers grains marketing agreements, grain procurement contracts  and coal supply and transport agreement (collectively, the “Assignments”); and

(iv)                              unconditional continuing guarantees from Lakefield Farmers Elevator, LLC and HLBE Pipeline Company, LLC (as amended and restated from time to time, the “Guarantees”).

E.                                     The MLA, Notes, Mortgage, Security Agreement, Assignments, Guarantees and all other documents evidencing the obligations of HLBE under the Loans are referred to in this Agreement as the “Loan Documents.”  All capitalized terms not otherwise defined in this Agreement shall have the meaning attributed to such terms in the Loan Documents.

F.                                      HLBE has failed to make the required monthly installment of principal required by the Notes on December 1, 2012 and January 1, 2013 and February 1, 2013.  HLBE will not make the required monthly installment of principal required by the Notes on March 1, 2013.  HLBE has also failed to maintain the financial covenants of Section 5.01(d), (e) and (g) of the MLA.  On account of such defaults, AgStar has the right to declare the Notes fully and immediately due and payable without defense or right of setoff.

G.                                    Lakefield Farmers Elevator, LLC, the wholly-owned subsidiary of HLBE, has sold substantially all of the real property and personal property used in connection with the operation of its grain storage and handling facilities to FCA Co-op and has remitted the net sales proceeds to AgStar.

H.                                   HLBE has entered into an Asset Purchase Agreement dated January 22, 2013, by which it has proposed to sell substantially all of the real property and personal property used in connection with the operation of its ethanol production facility to Guardian Energy Heron Lake, LLC, or an affiliated entity (the “Ethanol Plant APA”).

I.                                        HLBE and AgStar previously entered into a Forbearance Agreement dated December 21, 2012 (the “Forbearance Agreement”) which required entry into an Asset Purchase Agreement with Guardian for the sale and purchase of the ethanol plant by January 10, 2013, and closing of the transaction by January 31, 2013 and an Amended and Restated

Forbearance Agreement dated January 22, 2013, which extended the closing date of the sale of the ethanol plant to March 1, 2013.

J.                                        As of December 1, 2012, the outstanding principal balance of the indebtedness evidenced by the Notes was as follows: Note 1 $36,360,313.29 ($18,147,173.06 variable interest rate portion, and $18,213,140.23 fixed interest rate portion), and Note 2 $4,211,163.01.

K.                                   Interest continues to accrue on the Notes at the Default Rate of interest set forth in the MLA and the Notes.  In addition, on account of the failure of HLBE to comply with the terms of the MLA and the Notes, AgStar is entitled to collect from HLBE the late charges set forth in the MLA and the Notes, and to recover from HLBE its costs and expenses, including reasonable attorney fees incurred in connection with the negotiation and execution of this Agreement and the compliance by HLBE with its terms.

L.                                     HLBE has requested AgStar extend the Forbearance Agreement and forbear from exercising its legal and contractual rights and remedies provided in the Loan Documents and by applicable law from the date of this Agreement until March 31, 2013 (the “Forbearance Period”) in order to permit HLBE to close on the transactions contemplated by the Ethanol Plant APA.  AgStar has agreed to do so subject to the terms and conditions set forth in this Agreement and in lieu of AgStar exercising its rights under the Loan Documents, including, but not limited to, the right to foreclose the real estate mortgages and security agreements and to obtain the appointment of a receiver pursuant to applicable law.

AGREEMENT

NOW, THEREFORE, in consideration of the facts set forth in these Recitals, which the parties agree are true and correct, and in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.                                      Acknowledgment of Default.  HLBE acknowledges due execution and delivery of the Loan Documents and agrees and acknowledges that the same are valid and enforceable by AgStar against HLBE in accordance with their terms.  HLBE acknowledges that it is in default under the MLA, Notes and other Loan Documents and that, as a result of such defaults, AgStar is entitled to declare that the indebtedness evidenced by the Loan Documents due and owing without any claims, defenses, counterclaims, offsets, and/or cross-complaints, or demands of any kind or nature whatsoever.

2.                                  Acknowledgment of Debt.  HLBE acknowledges that the principal balances owed AgStar and evidenced by the Notes as of December 1, 2012, are as set forth in the Recitals set forth above.  In addition to the outstanding principal balances, interest will continue to accrue on such indebtedness and AgStar has incurred, and will continue to incur, costs and legal expenses as a result of HLBE’s defaults under the Loan Documents which amounts are, in accordance with the terms of the Loan Documents, due and payable by HLBE.

3.                                      [Reserved].

4.                                      Sale of Assets.  HLBE agrees to use its best commercial efforts to close on the sale of it substantially all of its assets pursuant to the terms of the Ethanol Plant APA.  HLBE further agrees that it shall use the proceeds received by it upon the closing of the transactions contemplated under the Ethanol Plant APA, to pay the costs associated with the closing of such transactions; second, to pay the costs, fees and expenses or incurred by, or due to AgStar under or related to this Agreement; third, to pay all late charges and other costs, fees and expenses due under the MLA, Notes and other Loan Documents; and finally to repay the outstanding principal balance and accrued interest under the Notes, in such order and manner as AgStar shall determine in its sole and absolute discretion.

5.                                      Interest Rates and Payments Pending Closing.  The parties agree that the Loans shall accrue interest and be repaid in accordance with the following terms:

a.                                      Interest.  Interest shall continue to accrue on the unpaid principal balance of the Notes at the rates provided in the Loan Documents (including, as applicable, interest at the Default Rate specified in the Loan Documents).

b.                                      Payments.  Prior to closing on the transactions contemplated by the Ethanol Plant APA, HLBE shall pay to AgStar all regularly scheduled periodic payments of interest required under the MLA and Notes on each Monthly Payment Date.

6.                                      Advances on Term Revolving Loan.  Notwithstanding any provisions contained in the MLA, advances pursuant to Note 2 shall only be advanced to HLBE for the purpose of funding normal operating expenses pending the closing of the transactions contemplated by the Ethanol Plant APA, including the payment of interest to AgStar in accordance with paragraph 5.  Such advances will be available and shall not exceed $1,750,000.00.  Any request for advances on Note 2 shall further be subject to the terms and conditions set forth in the MLA.  No advances will be made by AgStar on Note 2 after March 31, 2013.

7.                                      Conditions Precedent.  As conditions precedent to AgStar’s agreements under this Agreement, the following agreements, documents, and other items shall have been executed and/or delivered to AgStar, and the following events shall have occurred:

a.                                      Execution and Delivery of Agreement.  HLBE shall have executed and delivered to AgStar this Agreement and any other documents and agreements ancillary or incident hereto.

b.                                      Other Documentation.  HLBE shall have obtained and delivered to AgStar any and all further documentation reasonably requested by AgStar.

c.                                       Fees.  HLBE shall have paid to AgStar a waiver and forbearance fee in the amount of $10,000.00, and all other costs and expenses incurred by AgStar in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, reasonable attorneys’ fees.

8.                                      Distributions Pending Closing.  Notwithstanding any provisions contained in the Loan Documents to the contrary, HLBE shall not make, or cause to be made, any Distributions prior to the closing of the transactions contemplated by the Ethanol Plant APA.

9.                                      Representations and Warranties of HLBE.  HLBE represents and warrants to AgStar that the statements contained in this Section 9 are correct and complete as of the date of this Agreement.

a.                                      Organization and Good Standing.  HLBE is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary.  HLBE has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under this Agreement.

b.                                      Authorization of Transactions.  HLBE has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement.  This Agreement and the ancillary agreements attached to this Agreement as Exhibits constitute valid and legally binding obligations of the parties hereto and thereto, as applicable, enforceable in accordance with their respective terms and conditions.

c.                                       Noncontravention.  Neither the execution and the delivery of this Agreement or the ancillary documents attached to this Agreement as Exhibits to which HLBE is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which HLBE is subject; (b) violate any provision of the governing documents of HLBE; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which HLBE is a party or is bound or to which any of such HLBE’s assets are subject.

d.                                      Broker Fees.  HLBE has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which AgStar could become liable or obligated.

e.                                       Legal Compliance; Litigation.  HLBE has complied with all applicable laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or alleged against it.  There are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting HLBE or its assets.  HLBE is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

f.                                        Enforceability.  This Agreement is, and each of the ancillary documents attached to this Agreement as an exhibit are, or when delivered will be, legal, valid and binding obligations of HLBE set forth in such ancillary documents enforceable against such HLBE in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

g.                                       Environmental.

(i)                                   to HLBE’s knowledge, the current business operations of HLBE comply with, and are not subject to any claim or order concerning environmental, health or safety matters (“Environmental Laws”), and HLBE has received no notice, either written or to any HLBE’s knowledge otherwise, alleging that the activities of the business are in violation of any Environmental Laws.

(ii)                                to HLBE’s knowledge, there has been no release of any hazardous substances that requires reporting under applicable Environmental Laws at, on or under any of the Real Property, and none of such properties has been used by any person as a landfill or storage, treatment or disposal site for any type of hazardous substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended.

(iii)                             HLBE has obtained all permits needed for the ownership of its assets and operation of the business of HLBE as currently operated under applicable Environmental Laws; HLBE is in compliance with all material conditions of such permits; the permits have not expired, and HLBE has timely applied to renew all such Permits.  There is no proceeding pending or, to HLBE’s knowledge, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of, or the loss of any benefit to which such HLBE would obtain from, any permit needed for the ownership of its assets and operation of the business as currently operated under applicable Environmental Laws or the imposition of any fine, penalty or other sanctions for the violation of any applicable law relating to such Permit.

h.                                      Consents.  No consent approval, authorization or order of any court, governmental agency or body, or third party is required for HLBE to consummate the transactions contemplated by this Agreement.

i.                                          Other Information.  The information concerning HLBE set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement or certificate of HLBE furnished or to be furnished to AgStar pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

10.                               Acknowledgement of Guarantors.  By signing the Acknowledgement and Agreement of Guarantors attached hereto, each Guarantor, as guarantor of all present and future obligations of HLBE to AgStar, consents and agrees to the terms of this Agreement and acknowledges that all indebtedness arising under the Loan Documents shall continue to constitute obligations guaranteed under each of the Guarantees.  Such confirmation shall not be deemed to limit the terms of any of the Guarantees in any manner.

11.                               Events of Default.  For purposes of this Agreement, “Event of Default” means (a) any Event of Default under the Loan Documents first occurring after the Effective Date, or at any prior date but regarding which AgStar did not have actual knowledge (excluding Events of Default relating to the matters expressly set forth in this Agreement), or (b) the occurrence of any one or more of the following:

a.                                      Payment Defaults.  HLBE shall fail to pay, when due, any amounts required to be paid hereunder, including any amounts owed on the expiration of the Forbearance Period, provided that failure to make the required monthly installment of principal required by the Notes on March 1, 2013 shall not constitute a payment default hereunder.

b.                                      Nonmonetary Defaults.  HLBE shall fail to observe or perform any covenant, condition, or agreement to be observed or performed by them under this Agreement for a period of five (5) Business Days after written notice, specifying such default and requesting that it be remedied, provided however that no Event of Default shall be deemed to exist if, within said five (5) day period, HLBE has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given.

c.                                       Failure to Close Ethanol Plant APA.  HLBE shall fail to close on the transaction contemplated by the Ethanol Plant APA pursuant to the terms of the Ethanol Plant APA on or before March 31, 2013.

d.                                      Bankruptcy.  HLBE shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy law or under any similar federal or state law, or shall have an order for relief pursuant to 11 U.S.C. § 303 entered in any such proceeding brought by any other creditor, or shall make a general assignment for the benefit of their creditors.

e.                                       Creditor Proceedings.  The commencement of foreclosure or other proceeding to obtain possession of the Real Property and/or the Collateral, whether by judicial proceeding, self-help, repossession, garnishment, execution or any other method, by any creditor of HLBE.

f.                                        Weekly Financial Reporting.  HLBE shall fail to deliver to AgStar by 3:00 p.m. (Minneapolis, MN Time) on each Friday during the term of this Agreement: (i) weekly financial and operating reports, including without limitation its statements of cash flows and income statements; (ii) a weekly budget forecast for the operation of the Project; and (iii) such other reports relating to the financial condition or operation of the Project, in each case in a form and substance acceptable to AgStar in its sole discretion.

g.                                       Amendments to APAs. HLBE shall amend, extend, modify or otherwise alter the terms of the Ethanol Plant APA without the prior written consent of AgStar in its sole discretion.

12.                               Remedies.  Upon the occurrence of an Event of Default:

a.                                      the entire unpaid balance of the Loans, including all unpaid principal, accrued interest, default charges and costs and expenses incurred by AgStar in connection with the Loans, including attorney fees shall be immediately due and payable by HLBE;

b.                                      AgStar may, in its sole discretion, and without further demand or notice to HLBE, protect and enforce all of its legal, contractual and equitable rights and remedies under the Loan Documents and this Agreement;

c.                                       AgStar may apply all amounts that HLBE has on deposit with AgStar, including, without limitation, all escrowed funds, to the payment of the outstanding principal balance, accrued interest, default charges, and the costs and expenses of collection, including attorneys’ fees, in such order as AgStar may deem appropriate; and

d.                                      [reserved]

e.                                       Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by AgStar, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of AgStar in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

13.                               Waiver and Release.  To the extent any claims or defenses may exist, HLBE, on behalf of themselves and their respective successors and assigns, hereby forever and irrevocably release AgStar and its officers, representatives, agents, attorneys, employees, predecessors, successors, and assigns, from any and all such claims and defenses, whether known or unknown arising out of any acts or omissions occurring prior to the date of this Agreement (including without limitation, those relating to late fees currently outstanding or previously paid), provided that HLBE does not waive any rights afforded it hereunder.

14.                               Effect of Agreement.  Except as expressly provided in this Agreement, the Loan Documents remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to: (i) impair the validity, perfection or priority of any security interest or lien securing the Loans; (ii) waive or impair any rights, powers or remedies of AgStar under the Loan Documents; or (iii) constitute an agreement by AgStar or require it to waive any further defaults by HLBE, grant any forbearance, or otherwise forego the exercise of any rights or remedies under the Loan Documents or applicable law.

15.                               [Reserved].

16.                               Further Assurances.  If at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement and its contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

17.                               Reinstatement.  If notwithstanding the provisions of this Agreement, any transfers made by HLBE pursuant to this Agreement are rescinded, or must otherwise be restored or returned by AgStar, by order of court, to or for the benefit of any HLBE or its legal representative or estate, whether upon any insolvency, bankruptcy, dissolution, liquidation or reorganization of HLBE, or otherwise, then (a) HLBE shall return, to AgStar, any and all transfers made to HLBE, or on HLBE’s behalf, by AgStar hereunder and (b) HLBE’s obligations under the terms of the Loan Documents shall be reinstated, and shall be effective, just as though the releases granted by AgStar in this Agreement had not been made.  As part of such reinstatement (i) the then outstanding indebtedness, including all default interest that would have accrued thereunder and any additional amounts due under the Loan Documents, shall be due and payable in full and (ii) the assets so returned shall remain subject to the Loan Documents including, but not limited to, the perfection and priority of the Loan Documents as of the Closing Date.

19.                               Miscellaneous.

a.                                      Recitals Incorporated.  The Recitals set forth at the beginning of this Agreement are deemed incorporated herein, and the parties hereto represent they are true, accurate and correct.

b.                                      Acknowledgement of Distressed Loan Notice.  HLBE acknowledges receipt of notice of its rights under AgStar’s distressed loan program and 12 U.S.C. § 2202a(b) and to request restructuring of their loans under such program.  HLBE acknowledges and agrees that it has not requested restructuring of their respective loans and has elected to enter into this Agreement in lieu of any such restructuring.

c.                                       [reserved]

d.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

e.                                       Severability.  If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from the remainder of such agreement and the validity, legality and enforceability of the remaining provisions shall not be adversely affected or impaired thereby and shall remain in full force and effect.

f.                                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

g.                                       Entire Agreement.  This Agreement, together with the Exhibits set forth the entire agreement between the parties pertaining to the transactions contemplated by this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the party against which enforcement is sought.

[Remainder of page intentionally blank.  Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered as of the date and year first above written.

Dated: February 12, 2013	HERON LAKE BIOENERGY, LLC,
a Minnesota limited liability company

	By	ROBERT J. FERGUSON
Its:

Dated: February 12, 2013	AGSTAR FINANCIAL SERVICES, PCA,
a United States instrumentality,

	By	MARK SCHMIDT
Mark Schmidt
Its: Vice President

[Signature page to Second Amended and Restated Forbearance  Agreement, dated February 12, 2013]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned hereby (i) acknowledges receipt of the foregoing Second Amended and Restated Forbearance Agreement (the “Forbearance Agreement”) and acknowledges and agrees that this Acknowledgement is executed by the undersigned in order to induce AgStar to enter into the Forbearance Agreement; (ii) consents and agrees to the terms of the Forbearance Agreement and the execution thereof; (iii) reaffirms the undersigned’s obligations to AgStar pursuant to the terms of the Guarantees (as defined in the Forbearance Agreement), (iv) acknowledges that AgStar may amend, restate, extend, renew or otherwise modify the Loan Documents (as defined in the Forbearance Agreement) and any indebtedness or agreement of HLBE, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guarantees for all of HLBE’s present and future indebtedness to AgStar; and (v) acknowledges to and agrees with AgStar that no events, conditions or circumstances have arisen or exist as of the date hereof which would give the undersigned the right to assert a defense, counterclaim and/or setoff to any claim by AgStar for the payment and performance of the obligations of each of such parties under the Guarantees, or to the extent that any such defense, counterclaim and/or setoff exist as of the date hereof, the same are hereby absolutely and forever waived and released.

GUARANTORS:

Dated: February 12, 2013	LAKEFIELD FARMERS ELEVATOR, LLC, a Minnesota limited liability company

	By	ROBERT J. FERGUSON
Its: President and Chief Manager

Dated: February 12, 2013	HLBE PIPELINE COMPANY, LLC,
a Minnesota limited liability company

	By	ROBERT J. FERGUSON
Its: President and Chief Manager